Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS SECOND QUARTER 2020

Ocala, FL…June 12, 2020 – Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its second quarter ended May 2, 2020. Sales for the second quarter of 2020 were $10,202,502 as compared to $12,742,688 recorded in the second quarter of 2019. Income from operations for the second quarter of 2020 was $1,914,867 versus $2,135,726 in the same period a year ago. Net income after taxes was $1,550,004 as compared to $1,819,725 for the same period last year. Diluted earnings per share for the second quarter of 2020 were $0.43 per share compared to $0.47 per share last year.

For the first six months of fiscal 2020, sales were $19,646,354 as compared to $23,782,462 for the first six months of 2019. Income from operations was $3,548,572 versus $3,907,557 last year. Net income after taxes was $2,950,145 compared to $3,355,531 last year. Diluted earnings per share were $0.81 per share compared to $0.87 per share last year.

Nobility’s financial position for the first six months of 2020 remains very strong with cash and cash equivalents, certificates of deposit and short term investments of $27,526,297 and no outstanding debt. Working capital is $35,600,644 and our ratio of current assets to current liabilities is 9.2:1. Stockholders’ equity is $47,900,261 and the book value per share of common stock outstanding is $13.19.

Terry Trexler, President, stated, “The coronavirus (“COVID-19”) pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and shutdowns. Although we were deemed an essential business and never closed our retail sales centers, these measures likely had a negative impact on customer traffic (and corresponding sales) within our centers and the operations of our business partners. While our manufacturing operations have continued, an outbreak in our manufacturing facility would negatively impact our ability to produce new homes. There is considerable uncertainty regarding the impact, and expected duration, of such measures and potential future measures, which could cause disruptions to our business in the future.

The demand for affordable manufactured housing in Florida has been adversely impacted by COVID-19 and actions taken in response thereto. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2019 through April 2020 were down approximately 13% from the same period last year. In addition, the lack of lenders in our industry, partly as a result of an increase in government regulations, still affects our results by limiting many affordable manufactured housing buyers from purchasing homes.

Maintaining our strong financial position is vital for future growth and success. Because of very challenging business conditions during economic recessions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2020 the Company celebrated its 53rd anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers in Florida for over 30 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential negative impact on our business caused by the coronavirus or other health pandemic, competitive pricing pressures at both the wholesale and retail levels, increasing material costs or availability of materials due to potential supply chain interruptions, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	May 2, 2020	November 2, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,976,460	$22,533,965
Certificates of Deposit	10,215,997	10,153,575
Short-term investments	333,840	521,283
Accounts receivable – trade	494,236	1,351,838
Note receivable	69,217	83,231
Mortgage notes receivable	18,858	17,896
Inventories	10,572,636	10,616,778
Pre-owned homes, net	188,401	331,103
Prepaid expenses and other current assets	1,073,991	1,217,762

Total current assets	39,943,636	46,827,431

Property, plant and equipment, net	5,175,393	5,005,644
Pre-owned homes, net	1,314,559	808,128
Note receivable, less current portion	23,797	43,769
Mortgage notes receivable, less current portion	229,878	232,148
Other investments	1,689,543	1,649,273
Deferred income taxes	53,528	80,405
Operating lease right of use assets	733,867	—
Cash surrender value of life insurance	3,713,974	3,617,974
Other assets	156,287	156,287

Total assets	$53,034,462	$58,421,059

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$753,437	$1,111,216
Accrued compensation	521,987	748,626
Accrued expenses and other current liabilities	1,367,116	2,055,952
Income taxes payable	32,182	2,016,132
Operating lease obligation	18,819	—
Customer deposits	1,649,451	3,022,818

Total current liabilities	4,342,992	8,954,744
Operating lease obligation less, current portion	791,209	—

Total liabilities	5,134,201	8,954,744

Commitments and contingent liabilities

Stockholders' equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,630,970 and 3,664,070 outstanding, respectively	536,491	536,491
Additional paid in capital	10,689,474	10,687,662
Retained earnings	54,942,498	55,298,750
Accumulated other comprehensive income	—	389,164
Less treasury stock at cost, 1,733,937 shares in 2020 and 1,700,837 shares in 2019	(18,268,202)	(17,445,752)

Total stockholders' equity	47,900,261	49,466,315

Total liabilities and stockholders' equity	$53,034,462	$58,421,059

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended		Six Months Ended
	May 2, 2020	May 4, 2019	May 2, 2020	May 4, 2019
Net sales	$10,202,502	$12,742,688	$19,646,354	$23,782,462
Cost of sales	(7,065,007)	(9,296,276)	(13,619,010)	(17,367,047)

Gross profit	3,137,495	3,446,412	6,027,344	6,415,415
Selling, general and administrative expenses	(1,222,628)	(1,310,686)	(2,478,772)	(2,507,858)

Operating income	1,914,867	2,135,726	3,548,572	3,907,557

Other income:
Interest income	84,273	145,026	186,156	297,469
Undistributed earnings in joint venture – Majestic 21	20,398	21,231	40,270	40,755
Proceeds received under escrow arrangement	189,285	108,119	272,394	212,607
Market value of equity investment	(176,733)	—	(180,526)	—
Gain on sale of assets	—	15,242	—	15,242
Miscellaneous	8,649	13,962	19,594	22,880

Total other income	125,872	303,580	337,888	588,953

Income before provision for income taxes	2,040,739	2,439,306	3,886,460	4,496,510
Income tax expense	(490,735)	(619,581)	(936,315)	(1,140,979)

Net income	1,550,004	1,819,725	2,950,145	3,355,531

Other comprehensive income
Unrealized investment income net of tax effect	—	39,172	—	55,712

Comprehensive income	$1,550,004	$1,858,897	$2,950,145	$3,411,243

Weighted average number of shares outstanding:
Basic	3,632,614	3,865,588	3,646,000	3,869,726
Diluted	3,633,933	3,867,802	3,647,329	3,871,943

Net income per share:
Basic	$0.43	$0.47	$0.81	$0.87
Diluted	$0.43	$0.47	$0.81	$0.87